Exhibit (21)
FLORIDA ROCK INDUSTRIES, INC.
SUBSIDIARIES OF THE REGISTRANT
The following are subsidiaries of the Company, all of which are included in the consolidated financial statements and wholly owned unless otherwise noted.

State of
Incorporation
Virginia Concrete Company Incorporated	Virginia
Maryland Rock Industries, Inc.	Maryland
D C Materials, Inc.	DC
Mule Pen Quarry Corp.	Delaware
Administration & Accounting Co.	Virginia
Concrete Engineering Inc.	Virginia
Florida Cement, Inc.	Florida
Flacem, LLC.	Florida
FRI Ready Mix of Tennessee, LLC	Florida
The Arundel Corporation	Maryland
ARL Development Corp.	Maryland
ARL Services Inc.	Maryland
Arundel Risk Managers, Inc.	Maryland
Arundel Sand & Gravel Company	Delaware
BWIP, Inc.	Maryland
Maryland Stone, Inc.	Maryland
LanDel/Arundel, Inc.	Maryland
Patapsco Properties, Inc.	Maryland
S&G Concrete Co.	North Carolina
S&G Prestress Company	North Carolina
Scenic Hills, Inc.	New York
TBS Enterprises, Inc.	New York
TCS Materials, Inc.	Virginia
Tidewater Quarries, Inc.	Virginia
Salisbury Towing Corporation	Maryland
Harper Bros. Inc.	Florida
Producers Software, LLC	Florida
Columbus Quarry LLC (a)	Georgia
Hughs Property, Inc.	Florida
Chesapeake Marine	Maryland
American Materials Technologies LLC	Tennessee
Atlantic Coast Materials, LLC (b)	Florida
FRI New Brunswick, LTD	New Brunswick, Canada
Jamer Materials, LTD (b)	New Brunswick, Canada
Charlotte County Ports, LTD (b)	New Brunswick, Canada
Rockland LLC	Florida
Brooksville Quarry, LLC (b)	Florida
FRK Newberry, LLC	Florida
FRK Flight, LLC	Florida
FRK Putnam, LLC	Florida
FRK Bahamas, LTD	Freeport, Bahamas
Freeport Aggregates, LTD	Freeport, Bahamas

(a)	51% owned, included in the Consolidated Financial Statements

(b)	50% owned, excluded from the Consolidated Financial Statements